NEWS

Charter Announces First Quarter 2020 Results

Stamford, Connecticut - May 1, 2020 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three months ended March 31, 2020.

Key highlights:

•First quarter total residential and SMB customer relationships1 increased by 486,000, compared to 351,000 during the first quarter of 2019. First quarter total residential and SMB Internet customers1 increased by 582,000, compared to 428,000 during the first quarter of 2019.

•Charter added 290,000 Spectrum MobileTM lines in the first quarter and as of March 31, 2020, Charter served a total of 1.4 million mobile lines.

•First quarter revenue of $11.7 billion grew by 4.8% year-over-year, driven by residential revenue growth of 4.2%, mobile revenue growth of 85.0% and SMB revenue growth of 5.4%.
•First quarter Adjusted EBITDA2 of $4.4 billion grew by 8.4% year-over-year, while first quarter cable Adjusted EBITDA2 of $4.5 billion grew by 8.1% year-over-year.

•Net income attributable to Charter shareholders totaled $396 million in the first quarter, compared to $253 million during the same period last year.
•First quarter capital expenditures totaled $1.5 billion and included $87 million of mobile-related capital expenditures.

•Consolidated free cash flow2 for the first quarter of 2020 totaled $1.4 billion, compared to $645 million in 2019. Cable free cash flow2 totaled $1.6 billion for the first quarter of 2020, versus $936 million in 2019.

•During the first quarter, Charter purchased approximately 5.2 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $2.6 billion.

"Thanks to the dedication of our employees and the quality of our network, we have continued to deliver high quality connectivity services to millions of existing and new customers in the communities we serve, including homes, businesses, hospital and educational systems, and local, state and federal government institutions. And I am very proud that the products we deliver have played a key role in enabling social distancing, remote working, distance learning, and much more” said Tom Rutledge, CEO and Chairman of Charter Communications, Inc. “Our ability to service existing customers with significantly more data, and install new customers at an accelerated rate, is a direct result of the commitment of our employees and the $40 billion of investment we have made in our infrastructure in just the last five years. Charter remains committed to delivering outstanding products and services, keeping the communities we serve connected, working and learning, and doing our part to help our country recover from this crisis.

And we continue to invest in the next generation of communications technology and infrastructure that will allow us to service the future of connectivity.”

1.Results include the impact of COVID-19 related offers and programs launched by Charter in the first quarter of 2020. See page 4 for additional information.
2.Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow are non-GAAP measures defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	March 31, 2020 (a)	March 31, 2019 (a)	Y/Y Change
Footprint (b)
Estimated Passings	52,418	51,384	2.0%

Penetration Statistics (c)
Total Customer Relationship Penetration of Estimated Passings	56.7%	55.4%	1.3 ppts

Customer Relationships (d)
Residential	27,745	26,591	4.3%
Small and Medium Business	1,976	1,863	6.1%
Total Customer Relationships	29,721	28,454	4.5%

Quarterly Net Additions (Losses)
Residential	468	321	45.6%
Small and Medium Business	18	30	(39.0)%
Total Customer Relationships	486	351	38.3%

Residential
Primary Service Units ("PSUs")
Internet	25,471	24,023	6.0%
Video	15,550	15,952	(2.5)%
Voice	9,360	10,015	(6.5)%

Quarterly Net Additions (Losses)
Internet	563	398	41.6%
Video	(70)	(152)	53.5%
Voice	(83)	(120)	31.5%

Single Play (e)	12,099	11,189	8.1%
Double Play (e)	8,655	7,412	16.8%
Triple Play (e)	6,991	7,990	(12.5)%

Single Play Penetration (f)	43.6%	42.1%	1.5 ppts
Double Play Penetration (f)	31.2%	27.9%	3.3 ppts
Triple Play Penetration (f)	25.2%	30.0%	(4.8) ppts

% Residential Non-Video Customer Relationships	44.0%	40.0%	4.0 ppts

Monthly Residential Revenue per Residential Customer (g)	$112.73	$112.47	0.2%

Small and Medium Business
PSUs
Internet	1,775	1,664	6.7%
Video	524	509	2.8%
Voice	1,162	1,072	8.4%

Quarterly Net Additions (Losses)
Internet	19	30	(38.4)%
Video	—	7	(109.4)%
Voice	18	21	(12.7)%

Monthly Small and Medium Business Revenue per Customer (h)	$168.83	$170.64	(1.1)%

Mobile Lines
Residential and Small and Medium Business Mobile Lines	1,372	310	342.7%
Net Additions	290	176	64.2%

Enterprise PSUs (i)
Enterprise PSUs	269	253	6.5%
Net Additions	2	5	(61.3)%
Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Ending Customers and Net Additions on COVID-19 Offers
As of and for the quarter ended March 31, 2020
(in thousands)

	Remote Education Offer (a)		Keep Americans Connected (b)	Small and Medium Business Seasonal Plan (c)	Total
Residential
Ending Customers
Customer Relationships	119		1	n/a	120
Internet PSUs	119		1	n/a	120
Video PSUs	46	(d)	1	n/a	47
Voice PSUs	34	(d)	—	n/a	34
Mobile Lines	3	(d)	—	n/a	3

Quarterly Net Additions
Customer Relationships	113		1	n/a	114
Internet PSUs	119		1	n/a	120
Video PSUs	41	(d)	1	n/a	42
Voice PSUs	33	(d)	—	n/a	33
Mobile Lines	3	(d)	—	n/a	3

Small and Medium Business
Ending Customers
Customer Relationships	n/a		—	5	5
Internet PSUs	n/a		—	4	4
Video PSUs	n/a		—	2	2
Voice PSUs	n/a		—	3	3
Mobile Lines	n/a		—	—	—

Quarterly Net Additions
Customer Relationships	n/a		—	5	5
Internet PSUs	n/a		—	4	4
Video PSUs	n/a		—	2	2
Voice PSUs	n/a		—	3	3
Mobile Lines	n/a		—	—	—

(a)	The Remote Education Offer ("REO") represents residential customers participating in Charter's free 60-day Internet offer available to households with K-12 and/or college students or educators who are not currently Spectrum Internet customers. These residential customers are generally eligible to purchase additional products and services (i.e., video, voice and mobile) at current promotional rates.

(b)	As part of our pledge to the FCC, Keep Americans Connected customers represents customers who would have been disconnected by quarter end as a result of non-payment under our normal policies, but were not disconnected and collection efforts paused due to COVID-19 related payment challenges. As of quarter end, approximately 140,000 residential customers had requested protection from disconnection under the pledge of which 1,000 would have been disconnected for non-payment under our normal policies. At the end of April, 36,000 of those 140,000 customers’ outstanding balance is now fully current, and in total nearly 50% have made partial or full payments since entering disconnection protection. However, at the end of April, 67,000 of those 140,000 customers now have past due balances beyond the point of normal disconnection.

(c)	Small and Medium Business Seasonal Plan represents small and medium business customers who have requested a reduced level of service and now pay a reduced price for their service due to temporary business closure or because these customers have reduced their service offering to their own customers.

(d)	Customers that connected as part of the REO who have subscribed to products in addition to Spectrum Internet (i.e., video, voice, mobile) during the 60-day free Internet offer. Billings are not deferred for these additional services. Approximately 5,000 and 1,000 of the REO customers were current video and voice customers, respectively.

To assist communities impacted by the COVID-19 pandemic, Charter launched a Remote Education Offer in March, providing free Spectrum Internet® for 60 days to households with K-12 and/or college students as well as educators that do not already have Spectrum Internet service. The majority of customers participating in the Remote Education Offer are choosing to be provided with Internet service at flagship speeds (i.e., 200 Mbps or 100 Mbps). Furthermore, as of March 31, 2020, approximately 50% of participants in the Remote Education Offer chose to subscribe to additional services (i.e., video, voice, mobile) from Charter, and are currently being billed for these additional services. Charter is also participating in the FCC's Keep Americans Connected Pledge, pausing disconnects and collection efforts for residential and SMB customers impacted by COVID-19. Finally, Charter has offered a seasonal plan at reduced rates to SMB customers that have temporarily closed or because these customers have reduced their service offerings to their own customers. The following discussion includes the impact of Charter's COVID-19 related offers and programs, which continue in the second quarter, on customer results and data. See page 4 for the total number of customers participating in these COVID-19 related offers and programs as of March 31, 2020.

During the first quarter of 2020, Charter's residential customer relationships grew by 468,000, while first quarter 2019 residential customer relationships grew by 321,000. As of March 31, 2020, Charter had 27.7 million residential customer relationships, with year-over-year growth of 1.2 million, or 4.3%.

Charter added 563,000 residential Internet customers in the first quarter of 2020, versus first quarter 2019 residential Internet customer net additions of 398,000. As of March 31, 2020, Charter had 25.5 million residential Internet customers, with over 85% subscribing to tiers that provided 100 Mbps or more of speed. Currently, 200 Mbps is the slowest speed offered to new Internet customers in approximately 60% of Charter's footprint, with 100 Mbps the slowest speed offered in the remaining 40% of its footprint.

Since early March, Charter has seen a substantial increase in network traffic, particularly in the daytime, with more people working and learning from home. Residential data usage for Internet-only customers was over 600 gigabytes per month in March, increasing by more than 20% since the fourth quarter of 2019. Due to our significant investment in infrastructure and technology, Charter's network continues to perform well despite higher levels of data traffic.

        Residential video customers decreased by 70,000 in the first quarter of 2020, while first quarter 2019 residential video customers decreased by 152,000. As of March 31, 2020, Charter had 15.6 million residential video customers.

        During the first quarter of 2020, residential wireline voice customers declined by 83,000, while first quarter 2019 voice customers declined by 120,000. As of March 31, 2020, Charter had 9.4 million residential wireline voice customers.

        First quarter 2020 residential revenue per residential customer (excluding mobile) totaled $112.73, and grew by 0.2% compared to the prior year period, given promotional rate step-ups, rate adjustments and a lower rate of customers migrating to Spectrum pricing and packaging, partly offset by a higher percentage of non-video customers, a higher mix of streaming and lighter video packages within Charter's video customer base, lower video equipment revenue, lower pay-per-view and video on demand revenue and Charter's Remote Education Offer.

        During the first quarter of 2020, Charter added 290,000 mobile lines, and as of March 31, 2020, Charter served a total of 1.4 million mobile lines. Spectrum Mobile is available to all new and existing Spectrum Internet customers and runs on America's most awarded LTE network combined with Spectrum WiFi. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" for $45 a month (per line), or "By the Gig" at $14/GB, in both cases including applicable fees and taxes. In the first quarter of 2020, Spectrum Mobile launched 5G service. Customers with a $45/monthly unlimited data plan can use 5G phones to access 5G service at no additional cost in select cities nationwide.

        SMB customer relationships grew by 18,000 during the first quarter of 2020, compared to growth of 30,000 during the first quarter of 2019. As of March 31, 2020, Charter had 2.0 million SMB customer relationships, with year-over-year growth of 6.1%. Enterprise PSUs grew by 2,000 during the first quarter of 2020 compared to growth of 5,000 during the first quarter of 2019. As of March 31, 2020, Charter had 269,000 enterprise PSUs, with growth of 6.5% year-over-year.

First Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2020	2019	% Change
REVENUES:
Internet	$4,407	$4,024	9.5%
Video	4,422	4,384	0.9%
Voice	457	504	(9.4)%
Residential revenue	9,286	8,912	4.2%
Small and medium business	996	945	5.4%
Enterprise	622	643	(3.2)%
Commercial revenue	1,618	1,588	1.9%
Advertising sales	365	345	5.7%
Mobile	258	140	85.0%
Other	211	221	(4.4)%
Total Revenue	11,738	11,206	4.8%

COSTS AND EXPENSES:
Cable operating costs and expenses	6,968	6,891	1.1%
Mobile operating costs and expenses	374	260	44.4%
Total operating costs and expenses	7,342	7,151	2.7%

Adjusted EBITDA	$4,396	$4,055	8.4%

Adjusted EBITDA margin	37.4%	36.2%

Cable Adjusted EBITDA	$4,512	$4,175	8.1%
Cable Adjusted EBITDA margin	39.3%	37.7%

Capital Expenditures	$1,461	$1,665
% Total Revenue	12.4%	14.9%

Cable Capital Expenditures	$1,374	$1,577
% Total Cable Revenue	12.0%	14.2%

Net income attributable to Charter shareholders	$396	$253
Earnings per common share attributable to Charter shareholders:
Basic	$1.91	$1.13
Diluted	$1.86	$1.11

Net cash flows from operating activities	$3,220	$2,686
Free cash flow	$1,371	$645
Cable free cash flow	$1,631	$936

Revenues

        First quarter revenue increased by 4.8% year-over-year to $11.7 billion, driven by growth in Internet, mobile, SMB, video and advertising revenue. Excluding mobile revenue and advertising revenue, which benefited from political spend in the first quarter of 2020, revenue grew by 3.7% year-over-year.

Internet revenue grew by 9.5% compared to the year-ago quarter, to $4.4 billion, driven by growth in Internet customers during the last year, promotional rolloff and rate adjustments.

Video revenue totaled $4.4 billion in the first quarter, an increase of 0.9% compared to the prior year period. Video revenue growth was driven by rate adjustments and promotional rolloff, partly offset by a decline in video customers during the last year, a higher mix of streaming and lighter video packages within Charter's video customer base, lower video equipment revenue and lower pay-per-view and video on demand revenue.

 Voice revenue totaled $457 million in the first quarter, a decrease of 9.4% compared to the first quarter of 2019, driven by a decline in wireline voice customers over the last twelve months and value-based pricing.

        Commercial revenue increased to $1.6 billion, an increase of 1.9% over the prior year period, driven by SMB revenue growth of 5.4%, partly offset by a decline in enterprise revenue of 3.2%. First quarter commercial revenue was impacted by Charter's sale of Navisite, its managed cloud services business within Spectrum Enterprise, in the third quarter of 2019. Excluding Navisite revenue from the first quarter of 2019, commercial and enterprise revenue grew by 4.3% and 2.7% over the prior year period, respectively.

First quarter advertising sales revenue of $365 million increased by 5.7% compared to the year-ago quarter, driven by higher political revenue. Excluding political revenue in both periods, advertising sales revenue declined by 5.9% year-over-year, driven by COVID-19 related cancellations in March.

First quarter mobile revenue totaled $258 million, an increase of 85.0% year-over-year.

Other revenue totaled $211 million in the first quarter, a decrease of 4.4% year-over-year, driven by lower home security revenue and lower processing fees, partly offset by higher video customer premise equipment ("CPE") sold to customers.

Operating Costs and Expenses

        First quarter total operating costs and expenses increased by $191 million, or 2.7% year-over-year, and 1.1% when excluding mobile costs in both periods.

        First quarter programming costs increased by $27 million, or 0.9% as compared to the first quarter of 2019, reflecting contractual programming increases and renewals, partly offset by lower video customers, a higher mix of streaming and lighter video packages within Charter's video customer base, a nonrecurring financial benefit and lower pay-per-view expenses.

        Regulatory, connectivity and produced content expenses decreased by $10 million, or 1.7% year-over-year, primarily driven by lower regulatory fees and delayed sports rights costs in March, partly offset by higher original programming costs and video CPE sold to customers.
        Costs to service customers increased by $26 million, or 1.4% year-over-year, despite year-over-year residential and SMB customer growth of 4.5% and previously announced accelerated wage benefits for hourly field operations and call center employees. The year-over-year increase in costs to service customers was entirely driven by bad debt, with a higher estimate of expected losses on current receivables related to COVID-19 in accordance with the new Current Expected Credit Losses (CECL) accounting standard adopted in January. Costs to service customers excluding bad debt decreased 0.7% year-over-year and was primarily driven by lower service transactions per customer and lower churn.

        Marketing expenses increased by $31 million, or 4.2% year-over-year, primarily driven by higher labor costs and commissions.

        Other expenses increased by $3 million, or 0.4% as compared to the first quarter of 2019 primarily driven by higher corporate costs and advertising sales expense, partly offset by lower costs related to the sale of Navisite.

        First quarter mobile costs totaled $374 million, an increase of 44.4% year-over-year, and were comprised of device costs, customer acquisition costs, and service and operating costs.

Adjusted EBITDA

        First quarter Adjusted EBITDA of $4.4 billion grew by 8.4% year-over-year, reflecting growth in revenue and operating expenses of 4.8% and 2.7%, respectively. First quarter cable Adjusted EBITDA grew by 8.1% year-over-year reflecting growth in cable revenue and cable operating expenses of 3.7% and 1.1%, respectively.

Net Income Attributable to Charter Shareholders

        Net income attributable to Charter shareholders totaled $396 million in the first quarter of 2020, compared to $253 million in the first quarter of 2019. The year-over-year increase in net income attributable to Charter shareholders was primarily driven by higher Adjusted EBITDA, other income, net and lower tax expense, partly offset by a non-cash loss on financial instruments in the current year period versus a gain in the prior year period.

        Net income per basic common share attributable to Charter shareholders totaled $1.91 in the first quarter of 2020 compared to $1.13 during the same period last year. The increase was primarily the result of the factors described above in addition to a 7.5% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

        Property, plant and equipment expenditures totaled $1.5 billion in the first quarter of 2020, compared to $1.7 billion during the first quarter of 2019, primarily driven by declines in scalable infrastructure and CPE spending. The year-over-year decrease in scalable infrastructure spending was primarily driven by timing. The decrease in CPE spending was primarily driven by a higher mix of boxless video outlets, increasing customer self-installations and a decline in the pace of migration of Legacy TWC and Legacy Bright House customers to Spectrum pricing and packaging. First quarter capital expenditures included $87 million of mobile costs, most of which are included in support capital.

Charter currently expects 2020 cable capital expenditures to decline as a percentage of cable revenue versus 2019.

Cash Flow and Free Cash Flow

        During the first quarter of 2020, net cash flows from operating activities totaled $3.2 billion, compared to $2.7 billion in the prior year quarter. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA.

        Consolidated free cash flow for the first quarter of 2020 totaled $1.4 billion, compared to $645 million during the same period last year. Cable free cash flow for the first quarter of 2020 totaled $1.6 billion, compared to $936 million during the same period last year. The year-over-year increases in consolidated free cash flow and cable free cash flow were driven by an increase in net cash flows from operating activities and a decline in capital expenditures.

Liquidity & Financing

        As of March 31, 2020, total principal amount of debt was $79.1 billion and Charter's credit facilities provided approximately $4.7 billion of additional liquidity in excess of Charter's $2.9 billion cash position.

        In February 2020, CCO Holdings, LLC ("CCO Holdings") and CCO Holdings Capital Corp. issued $1.65 billion of 4.500% senior unsecured notes due 2030. The net proceeds were used to redeem $1.0 billion aggregate principal amount of CCO Holdings' 5.125% senior notes due 2023, $500 million aggregate principal amount of CCO Holdings' 5.750% senior notes due 2023 and $150 million aggregate principal amount of CCO Holdings' outstanding 5.750% senior notes due 2024.

In March 2020, CCO Holdings and CCO Holdings Capital Corp. issued an additional $1.1 billion of the same 4.500% senior unsecured notes due 2030 that were issued earlier in February and $1.4 billion of 4.500% senior unsecured notes due 2032. A portion of the net proceeds were or will be used to redeem $1.25 billion aggregate principal amount of CCO Holdings' 5.250% senior notes due 2022 and $1.15 billion aggregate principal amount of CCO Holdings' 5.125% senior notes due 2023, and the remaining net proceeds were or will be used for general corporate purposes.

In April 2020, Charter Communications Operating, LLC and Charter Communications Operating Capital Corp. issued $1.6 billion of 2.800% senior secured notes due 2031 and $1.4 billion of 3.700% senior secured notes due 2051. The proceeds were or will be used to pay related fees and expenses and for general corporate purposes.

Share Repurchases

        During the three months ended March 31, 2020, Charter purchased approximately 5.2 million shares of Charter Class A common stock and Charter Holdings common units for approximately $2.6 billion.

Conference Call

Charter will host a conference call on Friday, May 1, 2020 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 2229456.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on May 15, 2020. The conference ID code for the replay is 2229456.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income attributable to Charter shareholders and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to net income attributable to Charter shareholders and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as net income attributable to Charter shareholders plus net income attributable to noncontrolling interest, net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, net, other pension (benefits) costs, net, other (income) expense, net and other operating (income) expenses, such as special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $311 million and $300 million for the three months ended March 31, 2020 and 2019, respectively.

Cable Adjusted EBITDA is defined as Adjusted EBITDA less mobile revenues plus mobile operating costs and expenses. Cable free cash flow is defined as free cash flow plus mobile net cash outflows from operating activities and mobile capital expenditures. Management and Charter’s board of directors use cable Adjusted EBITDA and cable free cash flow to provide management and investors a more meaningful year-over-year perspective on the financial and operational performance and trends of our core cable business without the impact of the revenue, costs and capital expenditures in the initial funding period to grow a new product line as well as the negative working capital impacts from the timing of device-related cash flows when we sell the handset or tablet to customers pursuant to equipment installment plans.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator serving more than 29 million customers in 41 states through its Spectrum brand. Over an advanced communications network, the company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The company also distributes award-winning news coverage, sports and high-quality original programming to its customers through Spectrum Networks and Spectrum Originals. More information about Charter can be found at corporate.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” "focused on" and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•the impact of the COVID-19 pandemic on the economy, our customers, our vendors, local, state and federal governmental responses to the pandemic and our businesses generally;
•our ability to sustain and grow revenues and cash flow from operations by offering Internet, video, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our service areas and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;
•the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite ("DBS") operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers and providers of video content over broadband Internet connections;
•our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);
•our ability to develop and deploy new products and technologies including mobile products and any other consumer services and service platforms;
•any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;
•the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Cable Inc. and Bright House Networks, LLC Transactions;
•general business conditions, economic uncertainty or downturn, including the impacts of the COVID-19 pandemic to unemployment levels and the level of activity in the housing sector;
•the ability to retain and hire key personnel;
•the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and
•our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended March 31,
	2020	2019	% Change
REVENUES:
Internet	$4,407	$4,024	9.5%
Video	4,422	4,384	0.9%
Voice	457	504	(9.4)%
Residential revenue	9,286	8,912	4.2%
Small and medium business	996	945	5.4%
Enterprise	622	643	(3.2)%
Commercial revenue	1,618	1,588	1.9%
Advertising sales	365	345	5.7%
Mobile	258	140	85.0%
Other	211	221	(4.4)%
Total Revenue	11,738	11,206	4.8%
COSTS AND EXPENSES:
Programming	2,892	2,865	0.9%
Regulatory, connectivity and produced content	551	561	(1.7)%
Costs to service customers	1,848	1,822	1.4%
Marketing	766	735	4.2%
Mobile	374	260	44.4%
Other expense	911	908	0.4%
Total operating costs and expenses (exclusive of items shown separately below)	7,342	7,151	2.7%
Adjusted EBITDA	4,396	4,055	8.4%
Adjusted EBITDA margin	37.4%	36.2%
Depreciation and amortization	2,497	2,550
Stock compensation expense	90	85
Other operating (income) expenses, net	7	(5)
Income from operations	1,802	1,425
OTHER INCOME (EXPENSES):
Interest expense, net	(980)	(925)
Loss on extinguishment of debt	(27)	—
Gain (loss) on financial instruments, net	(318)	37
Other pension benefits, net	10	9
Other income (expense), net	9	(110)
	(1,306)	(989)
Income before income taxes	496	436
Income tax expense	(29)	(119)
Consolidated net income	467	317
Less: Net income attributable to noncontrolling interests	(71)	(64)
Net income attributable to Charter shareholders	$396	$253

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$1.91	$1.13
Diluted	$1.86	$1.11
Weighted average common shares outstanding, basic	207,831,305	224,630,122
Weighted average common shares outstanding, diluted	212,810,613	227,595,365

Adjusted EBITDA is a non-GAAP term. See page 8 of this addendum for the reconciliation of Adjusted EBITDA to net income attributable to Charter shareholders as defined by GAAP.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. First Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31,	December 31,
	2020	2019
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$2,908	$3,483
Accounts receivable, net	2,091	2,227
Prepaid expenses and other current assets	760	761
Total current assets	5,759	6,471

RESTRICTED CASH	28	66

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,096	34,591
Customer relationships, net	6,955	7,453
Franchises	67,322	67,322
Goodwill	29,554	29,554
Total investment in cable properties, net	137,927	138,920

OTHER NONCURRENT ASSETS	2,838	2,731

Total assets	$146,552	$148,188

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,310	$8,885
Current portion of long-term debt	4,905	3,500
Total current liabilities	13,215	12,385

LONG-TERM DEBT	74,787	75,578
DEFERRED INCOME TAXES	17,665	17,711
OTHER LONG-TERM LIABILITIES	4,163	3,703

SHAREHOLDERS' EQUITY:
Controlling interest	29,628	31,445
Noncontrolling interests	7,094	7,366
Total shareholders' equity	36,722	38,811

Total liabilities and shareholders' equity	$146,552	$148,188

Addendum to Charter Communications, Inc. First Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$467	$317
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,497	2,550
Stock compensation expense	90	85
Noncash interest income, net	(12)	(55)
Other pension benefits, net	(10)	(9)
Loss on extinguishment of debt	27	—
(Gain) loss on financial instruments, net	318	(37)
Deferred income taxes	(14)	81
Other, net	(20)	98
Changes in operating assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	136	155
Prepaid expenses and other assets	(104)	(300)
Accounts payable, accrued liabilities and other	(155)	(199)
Net cash flows from operating activities	3,220	2,686

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,461)	(1,665)
Change in accrued expenses related to capital expenditures	(388)	(376)
Real estate investments through variable interest entities	(38)	(39)
Other, net	37	—
Net cash flows from investing activities	(1,850)	(2,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	4,339	6,884
Repayments of long-term debt	(3,589)	(5,572)
Payments for debt issuance costs	(41)	(25)
Issuance of equity	23	—
Purchase of treasury stock	(2,352)	(940)
Proceeds from exercise of stock options	93	44
Purchase of noncontrolling interest	(393)	(93)
Distributions to noncontrolling interest	(39)	(39)
Other, net	(24)	(4)
Net cash flows from financing activities	(1,983)	255

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(613)	861
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	3,549	765
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$2,936	$1,626

CASH PAID FOR INTEREST	$1,050	$966
CASH PAID FOR TAXES	$19	$4

Addendum to Charter Communications, Inc. First Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	March 31, 2020 (a)	December 31, 2019 (a)	March 31, 2019 (a)
Footprint (b)
Estimated Passings	52,418	52,154	51,384

Penetration Statistics (c)
Total Customer Relationship Penetration of Estimated Passings	56.7%	56.1%	55.4%

Customer Relationships (d)
Residential	27,745	27,277	26,591
Small and Medium Business	1,976	1,958	1,863
Total Customer Relationships	29,721	29,235	28,454

Quarterly Net Additions (Losses)
Residential	468	240	321
Small and Medium Business	18	28	30
Total Customer Relationships	486	268	351

Residential
Primary Service Units ("PSUs")
Internet	25,471	24,908	24,023
Video	15,550	15,620	15,952
Voice	9,360	9,443	10,015

Quarterly Net Additions (Losses)
Internet	563	313	398
Video	(70)	(105)	(152)
Voice	(83)	(152)	(120)

Single Play (e)	12,099	11,741	11,189
Double Play (e)	8,655	8,377	7,412
Triple Play (e)	6,991	7,159	7,990

Single Play Penetration (f)	43.6%	43.0%	42.1%
Double Play Penetration (f)	31.2%	30.7%	27.9%
Triple Play Penetration (f)	25.2%	26.2%	30.0%

% Residential Non-Video Customer Relationships	44.0%	42.7%	40.0%

Monthly Residential Revenue per Residential Customer (g)	$112.73	$113.79	$112.47

Small and Medium Business
PSUs
Internet	1,775	1,756	1,664
Video	524	524	509
Voice	1,162	1,144	1,072

Quarterly Net Additions (Losses)
Internet	19	26	30
Video	—	4	7
Voice	18	24	21

Monthly Small and Medium Business Revenue per Customer (h)	$168.83	$169.06	$170.64

Mobile Lines
Residential and Small and Medium Business Mobile Lines	1,372	1,082	310
Net Additions	290	288	176

Enterprise PSUs (i)
Enterprise PSUs	269	267	253
Net Additions	2	3	5

Addendum to Charter Communications, Inc. First Quarter 2020 Earnings Release

(a)	We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at March 31, 2020, December 31, 2019 and March 31, 2019, customers included approximately 140,800, 154,200 and 171,100 customers, respectively, whose accounts were over 60 days past due, approximately 12,500, 13,500 and 19,500 customers, respectively, whose accounts were over 90 days past due and approximately 8,200, 10,000 and 20,800 customers, respectively, whose accounts were over 120 days past due. As detailed on page 6, our customer counts include those customers who connected as part of our Remote Education Offer and those customers who we have not disconnected in our normal timelines associated with our Keep Americans Connected pledge.

(b)	Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available. Passings in prior periods have been updated to reflect standardization of definitions and presentation among legacy companies.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings. Penetration excludes mobile-only customers.

(d)	Customer relationships include the number of customers that receive one or more levels of service, encompassing Internet, video and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships exclude enterprise and mobile-only customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of our cable service offerings, respectively, excluding mobile.

(f)	Single play, double play and triple play penetration represents the number of residential single play, double play and triple play cable customers, respectively, as a percentage of residential customer relationships, excluding mobile.

(g)	Monthly residential revenue per residential customer is calculated as total residential Internet, video and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter. Monthly residential revenue per residential customers excludes mobile revenue and customers.

(h)	Monthly small and medium business revenue per small and medium business customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter. Monthly small and medium business revenue per small and medium customer excludes mobile revenue and customers.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. First Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED ENDING CUSTOMERS AND NET ADDITIONS ON COVID-19 OFFERS
AS OF AND FOR THE QUARTER ENDED MARCH 31, 2020
(in thousands)

	Remote Education Offer (a)		Keep Americans Connected (b)	Small and Medium Business Seasonal Plan (c)	Total
Residential
Ending Customers
Customer Relationships	119		1	n/a	120
Internet PSUs	119		1	n/a	120
Video PSUs	46	(d)	1	n/a	47
Voice PSUs	34	(d)	—	n/a	34
Mobile Lines	3	(d)	—	n/a	3

Quarterly Net Additions
Customer Relationships	113		1	n/a	114
Internet PSUs	119		1	n/a	120
Video PSUs	41	(d)	1	n/a	42
Voice PSUs	33	(d)	—	n/a	33
Mobile Lines	3	(d)	—	n/a	3

Small and Medium Business
Ending Customers
Customer Relationships	n/a		—	5	5
Internet PSUs	n/a		—	4	4
Video PSUs	n/a		—	2	2
Voice PSUs	n/a		—	3	3
Mobile Lines	n/a		—	—	—

Quarterly Net Additions
Customer Relationships	n/a		—	5	5
Internet PSUs	n/a		—	4	4
Video PSUs	n/a		—	2	2
Voice PSUs	n/a		—	3	3
Mobile Lines	n/a		—	—	—

Residential and Small and Medium Business
Ending Customers
Customer Relationships	119		1	5	125
Internet PSUs	119		1	4	124
Video PSUs	46	(d)	1	2	49
Voice PSUs	34	(d)	—	3	37
Mobile Lines	3	(d)	—	—	3

Quarterly Net Additions
Customer Relationships	113		1	5	119
Internet PSUs	119		1	4	124
Video PSUs	41	(d)	1	2	44
Voice PSUs	33	(d)	—	3	36
Mobile Lines	3	(d)	—	—	3

Addendum to Charter Communications, Inc. First Quarter 2020 Earnings Release

(a)
The Remote Education Offer ("REO") represents residential customers participating in Charter's free 60-day Internet offer available to households with K-12 and/or college students or educators who are not currently Spectrum Internet customers. These residential customers are generally eligible to purchase additional products and services (i.e., video, voice and mobile) at current promotional rates.

(b)
As part of our pledge to the FCC, Keep Americans Connected customers represents customers who would have been disconnected by quarter end as a result of non-payment under our normal policies, but were not disconnected and collection efforts paused due to COVID-19 related payment challenges. As of quarter end, approximately 140,000 residential customers had requested protection from disconnection under the pledge of which 1,000 would have been disconnected for non-payment under our normal policies. At the end of April, 36,000 of those 140,000 customers’ outstanding balance is now fully current, and in total nearly 50% have made partial or full payments since entering disconnection protection. However, at the end of April, 67,000 of those 140,000 customers now have past due balances beyond the point of normal disconnection.

(c)
Small and Medium Business Seasonal Plan represents small and medium business customers who have requested a reduced level of service and now pay a reduced price for their service due to temporary business closure or because these customers have reduced their service offering to their own customers.

(d)
Customers that connected as part of the REO who have subscribed to products in addition to Spectrum Internet (i.e., video, voice, mobile) during the 60-day free Internet offer. Billings are not deferred for these additional services. Approximately 5,000 and 1,000 of the REO customers were current video and voice customers, respectively.

Addendum to Charter Communications, Inc. First Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended March 31,
	2020	2019
Net income attributable to Charter shareholders	$396	$253
Plus: Net income attributable to noncontrolling interest	71	64
Interest expense, net	980	925
Income tax expense	29	119
Depreciation and amortization	2,497	2,550
Stock compensation expense	90	85
Loss on extinguishment of debt	27	—
(Gain) loss on financial instruments, net	318	(37)
Other pension benefits, net	(10)	(9)
Other, net	(2)	105
Adjusted EBITDA (a)	4,396	4,055
Less: Mobile revenue	(258)	(140)
Plus: Mobile costs and expenses	374	260
Cable Adjusted EBITDA	$4,512	$4,175

Net cash flows from operating activities	$3,220	$2,686
Less: Purchases of property, plant and equipment	(1,461)	(1,665)
Change in accrued expenses related to capital expenditures	(388)	(376)
Free cash flow	1,371	645
Plus: Mobile net cash outflows from operating activities	173	203
Purchases of mobile property, plant and equipment	87	88
Cable free cash flow	$1,631	$936

(a)See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA, cable Adjusted EBITDA, free cash flow and cable free cash flow, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. First Quarter 2020 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended March 31,
	2020	2019
Customer premise equipment (a)	$463	$565
Scalable infrastructure (b)	170	297
Line extensions (c)	343	321
Upgrade/rebuild (d)	129	131
Support capital (e)	356	351
Total capital expenditures	1,461	1,665
Less: Mobile capital expenditures	(87)	(88)
Cable capital expenditures	$1,374	$1,577

Capital expenditures included in total related to:
Commercial services	$261	$305

(a)Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).
(b)Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).
(c)Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).
(d)Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.
(e)Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. First Quarter 2020 Earnings Release